Exhibit 99.4

RESIGNATION LETTER

January 1, 2010

Rineon Group, Inc.
408 Royal Street
Imperial, Saskatchewan, Canada S0G 2J0

Gentlemen:

This letter confirms that I hereby resign (a) as a Director of Rineon Group, Inc. (the “Company”); and (b) from all other offices in the Company I now hold.  Such resignation shall be effective upon the execution of a proposed Share Exchange Agreement by and among AMALPHIS GROUP, INC., a British Virgin Islands company; ASIA SPECIAL SITUATION ACQUISITION CORP., L.P., a Cayman Islands company; RINEON GROUP, INC., a Nevada corporation; and NAT PROV HOLDINGS INC., a British Virgins Island corporation. I have recused myself from all deliberations of the Company’s directors regarding such agreement and any transactions contemplated thereby.

My resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Sincerely,

By: _______________________
Leo de Waal